Exhibit 99.1

Motus GI Granted a U.S. Patent for Prepless Colonoscopy Methods

Embodied by the Pure-Vu® System

●	Patent provides additional intellectual property protection for methods to enable high-quality colonoscopy with no or minimal prep
●	Company believes reducing the burden associated with pre-procedural bowel prep may ensure greater compliance to colorectal cancer screening guidelines, particularly in the large outpatient market segment

FORT LAUDERDALE, FL, October 6, 2022 (GLOBE NEWSWIRE) — Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today the United States Patent and Trademark Office (USPTO) has issued the Company a new patent (patent # 11446428) titled, “Cleaning Method for Prepless Colonoscopy.”

“Our new patent covers methods of clearing the colon in patients that have undergone limited or no preparation prior to their colonoscopy utilizing the Pure-Vu System. These methods could allow physicians to achieve maximized visualization for all patients while avoiding standard prep regimens, especially in an outpatient setting,” commented Tim Moran, Chief Executive Officer of Motus GI. “We believe our new methods along with the already published clinical data around limited prep colonoscopy utilizing the Pure-Vu System sets the stage to address the current burden of completing the prep process, which is the number one issue that prevents people from getting a colonoscopy which may aid in preventing colorectal cancer,” continued Mr. Moran.

The new patent covers methods for clearing of fecal matter comprised of particles of various sizes and compositions from the wall of a colon or other body lumen for diagnostic inspection. These methods are further adapted for application in patients who have undergone a restricted scope of preparation to reduce and/or remediate the particle structure of colon contents, or no preparation prior to a colonoscopy.

One of the key embodiments is matching the diet leading up to a colonoscopy with the capabilities of suction and irrigation that a system like Pure-Vu provides to maximize the efficiency of the procedure. This includes avoiding several types of food that could yield particles resistant to active clearance from a colon through the Pure-Vu System, such as large seeds or highly fibrous vegetables. These simple diet modifications can be important for patients with comorbidities like diabetes to avoid complications due to low blood sugar or electrolyte imbalance that can happen during the typical 24 hours of clear liquid diet and consumption of purgative.

There are more than 18 million outpatient procedures conducted in the U.S. each year, and approximately 4.7 million of these patients struggle to get a high-quality prep prior to their procedure. This can lead to delayed, aborted and repeat procedures, which puts a burden on the healthcare system and the patient, both from a clinical and economic perspective. According to the literature, early repeat exams happen between 10% and 20% of the time in outpatient colonoscopies and many patients don’t come back as prescribed, which leaves them at a higher risk for an interval cancer, especially for patients at high risk for CRC.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com